Exhibit (a)(4)

SUPPLEMENT TO

FORM OF LETTER OF TRANSMITTAL

February 24, 2004

Dear Option Holder:

The following supplements the information contained in the Letter of Transmittal you received in connection with the Offer to Purchase Common Stock Issued Pursuant to the JPS Industries, Inc. 1997 Incentive and Capital Accumulation Plan, as Amended, dated February 5, 2004:

JPS Industries does not view the certification made by you that you have read the offering materials as a waiver of liability and JPS Industries promises not to assert that such provision constitutes a waiver of liability.

Sincerely,

JPS Industries, Inc.